                            SHAREHOLDERS  AGREEMENT

         THIS SHAREHOLDERS AGREEMENT (this "AGREEMENT") is executed by and between ALPHA COMMSAT CO., LTD., a corporation organized under the laws of Thailand ("ALPHA") and STONE MEDIA CORPORATION, a corporation organized under the laws of the State of Colorado, United States of America ("STONEMEDIA"). This Agreement is dated as of June 1, 1996, but is actually executed by the parties hereto as set forth on the execution pages hereof. ALPHA and StoneMedia are each hereinafter sometimes individually referred to as a "SHAREHOLDER", and collectively referred to as the "SHAREHOLDERS".


                                    RECITALS

         WHEREAS, the Shareholders have agreed that a corporation to be known as Alpha Stone International Co., Ltd. ("ASI") shall be organized, capitalized and financed in accordance with and subject to the provisions of this Agreement; and

         WHEREAS, the Shareholders agree that ASI is the joint-venture contemplated in the License Agreement, executed between Epoch Communications Corporation ("EPOCH") and ALPHA, dated as of January 15, 1996 (together with any amendments thereto, the "LICENSE AGREEMENT"), pursuant to which a license was granted to certain of Epoch's technology (such technology, as defined in the License Agreement "TECHNOLOGY"); and

         WHEREAS, the primary business purpose of ASI shall include marketing the Technology and facilitating the deployment of the vision of a network (the "TRANS-ASIAN NETWORK"), initially in the Kingdom of Thailand and then in the countries of China, Taiwan, Korea, Malaysia, Singapore, Thailand, Japan, Vietnam, Philippines, Brunei, India, Srilanka, Cambodia, Laos, Indonesia, Burma, Bangladesh, Pakistan, Australia and New Zealand. (Thailand and the other countries, collectively, "ASIA PACIFIC");

         WHEREAS, the Trans-Asian Network is envisioned to include similar or compatible computer networks, control architecture and specialized programming which will support access to the EPOCH real-time, interactive products; and

         WHEREAS, the Shareholders wish to enter into this Agreement to set forth certain rights and obligations of the Shareholders and other matters as set forth herein.




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         NOW THEREFORE, in consideration of the premises and of the mutual promises and agreements herein contained, the Shareholders agree as follows:


                                   ARTICLE I
                    ORGANIZATION AND SUBSCRIPTION FOR SHARES

         SECTION  1.01.  Activity Pending Organization.

         Prior to the organization of ASI, ALPHA (in its name) and StoneMedia and/or Epoch Communications Corporation (in one or both of their names), as promoters of ASI, may enter into business arrangements which would otherwise be a "business opportunity" of ASI; and, upon formation of ASI, said business arrangements, upon approval thereof by the Board of Directors of ASI, shall be transferred to and assumed by ASI.

         SECTION 1.02.  Organization.

         (a) ASI shall have an authorized capitalization of Baht 10,000,000 consisting of 1,000,000 shares of Common Stock (the "COMMON STOCK") having a par value of Baht 10 per share with ALPHA having an ownership interest up to seventy percent (70%) of such Common Stock and StoneMedia having an ownership interest up to thirty percent (30%) of such Common Stock;

         (b) If the name Alpha Stone International Co., Ltd. shall not be available for use by ASI, then the corporation to be organized by the parties hereto shall have such other available name as shall be mutually agreed to by the Shareholders.


         SECTION 1.03. Subscription for Initial Capitalization.

                 (a) To initially capitalize ASI, the Shareholders hereby subscribe for and agree to purchase the number of shares of Common Stock set forth below, opposite its name, at and for a purchase price of Baht 10 per share, namely:

                 Shareholder                       Common Stock
                 -----------                       ------------
                 ALPHA                               175,000
                 StoneMedia                           75,000






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         it being understood that no shares of Common Stock are presently issued and outstanding or, except as herein provided, subscribed for.

                 (b) The certificates of shares of Common Stock shall be issued promptly, but in no event later than thirty (30) business days following receipt of the Certification Document (herein so called) issued by the appropriate governmental authority evidencing the formation of ASI.

                 (c) The subscription price for the initial shares of Common Stock shall be paid in full by each Shareholder, as set forth above, in Baht paid directly into a designated bank account in accordance with applicable Thai law.

                                   ARTICLE II
                                   MANAGEMENT

         SECTION 2.01.  Composition of Board of Directors.

         (a) The Board of Directors (the "BOARD") of ASI shall consist of five members, three of whom shall be nominated and designated by ALPHA, two of whom shall be nominated and designated by StoneMedia.

         Within two weeks of executing this Agreement, each Shareholder shall formally submit its Board nominees to the other Shareholder. Thereafter, Board members shall be nominated in accordance with applicable law and this Agreement.


         (b) Each Shareholder agrees to vote its respective shares of Common Stock so that each nominee so designated hereunder shall be elected as a member of the Board. In the event of the inability, unwillingness, or resignation of any designee to be a member of the Board, the Shareholder represented by such person shall have the right to designate the substitute therefor; and each Shareholder agrees to vote its respective shares of Common Stock so that such substitute shall be elected as a member of the Board, it being agreed that the Board shall at all times be comprised of three representatives of ALPHA, and two representatives of StoneMedia.

         (c) The Shareholders agree that: (i) a nominee of ALPHA shall be elected as the Chairman of the Board of ASI; and (ii) a nominee of StoneMedia shall be elected as a Vice Chairman of the Board; and (iii) the Board shall elect its officers.

         SECTION 2.02. Quorum. A majority of the Board of Directors shall constitute a quorum. No quorum for a meeting of the Board shall exist unless there shall be actually present or by written proxy at any meeting at least two Directors nominated by ALPHA and one Director nominated by StoneMedia.






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         SECTION 2.03. Actions By Board.   Except as set forth herein, all
decisions of the Board shall require an affirmative vote of at least a simple majority of the Directors present (actual or by written proxy) at the meeting.

         With respect to the following matters, decisions can be only taken with respect to such matters if at least one Director representing StoneMedia is present (actual or by written proxy) at such meeting, and votes in favor of the decision:

         (a)     Future financing, either debt or equity;

         (b)     Declaration and payment of dividends;

         (c) Annual business plans and budgets (including, without limitation, key employee and officer compensation);

         (d)     Changes in Certificate of Incorporation;

         (e)     Changes in Articles of Association;

         (f)     Mergers, consolidations or acquisitions of material assets;

         (g) Entering into or material modification of any material agreement;

         (h)     Any material change in the business;

         (I)     Sale of any substantial part of the assets of ASI;

         (j)     Guarantees and loans;

         (k)     Future capital contributions; and

         (l) Agreements with or between any Shareholder or any Affiliate of a Shareholder.

For purposes of clause (g) and clause (h) of this Section 2.03, "MATERIAL AGREEMENT" and "MATERIAL CHANGE IN THE BUSINESS" shall mean any agreement or change which could have or cause: (A) a material adverse effect on: (i) the property of the ASI or the business, operations, condition (financial or otherwise), liabilities or capitalization of ASI, (ii) the ability of ASI to perform its obligations under any contract to which it is a party, (iii) the validity or enforceability of any contract to which ASI is a party or (iv) the availability of any government approval as shall now or hereafter be necessary to be






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
obtained under applicable government rules in connection with the development of ASI business or ability of ASI to comply with the terms and conditions of any government approval; or (B) the occurrence of any of the following: (i) the impairment of any government approval relating to ASI's business or (ii) the issuance by any government authority of any order, judgment, regulation or decision or the taking of any other action the effect of which (x) is to impair any governmental approval or (y) could result in a material adverse effect on ASI under clause(A) above.

         SECTION 2.04. General Conduct of Business. ASI shall be managed and operated, at all times, in compliance with the policies and procedures adopted by the Board. The daily conduct of the business of ASI shall be the responsibility of the management of ASI ("Management") and/or the officers and/or employees charged with the responsibility by the Board.

         SECTION 2.05. Reports and Plans. Management shall prepare financial reports and operating plans as required by the Board.

         SECTION 2.06. Books of Account. Proper and complete books of account and accounting records shall be kept by ASI in accordance with internationally recognized Generally Accepted Accounting Principles. The independent auditors for ASI shall be designated by the Board. ALPHA and StoneMedia shall work with said auditors to determine the accounting policies of ASI. Financial statements, including year end audited statements and unaudited quarterly statements (prepared on a comprehensive basis of accounting for income and tax reporting) shall be furnished to the Shareholders at such times and in such forms as may be reasonably requested by ALPHA and StoneMedia.

         SECTION 2.07. Bank Accounts. ASI shall maintain accounts in such banks as may be designated from time to time by Management and the signing authority on depository accounts and the authority for borrowings shall be as specified from time to time by the Board; provided however: (i) any such bank shall not control nor be under the control of any Affiliate of any Shareholder (except with the unanimous consent of the Board of Directors of ASI); shall be either a Thai or United States bank subject, respectively, to the rules, regulations and oversight of the Bank of Thailand and the United States Comptroller of Currency.

         SECTION 2.08. Fiscal Year. Unless otherwise provided in a resolution adopted by the Shareholders, the fiscal year of ASI shall be a calendar year except that the first fiscal year of ASI shall commence on the date of its formation and end on December 31, 1996.






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
                                  ARTICLE III
                          OPERATIONS; BUSINESS PURPOSE

         SECTION 3.01. License. The Shareholders acknowledge, agree and reaffirm that, upon the organization thereof, ASI shall be the lawful assignee of the license granted by EPOCH to ALPHA in the License Agreement; that the license (the "LICENSE") granted and defined in, and transferred to ASI, upon the organization thereof, pursuant to the License Agreement shall be and is the sole and exclusive property of ASI upon the organization thereof; and that no Shareholder, upon the organization of ASI, has, nor shall have, any ownership interest in the License. Within thirty (30) days of ASI being organized and capitalized, it is agreed that such License Agreement shall be amended and/or supplemented to set forth an option on ASI's behalf to renew the License for an additional five (5) years on a fair and equitable, arms-length transaction basis. Such amendment or supplement shall provide that ASI shall notify Epoch in writing three (3) months prior to the expiration date of the License as to whether such renewal will be exercised.

         SECTION 3.02. Permissible Undertakings and Contracts. ASI may undertake projects and contracts where the Technology is a key component thereof, and where the products incorporating the Technology are intended for use in Asia Pacific by End-Users (as defined in the License Agreement). ASI shall use reasonable efforts so as not to allow End- Users or unauthorized parties to resell the Technology, make any unauthorized modifications to the Technology, or use the Technology or any product outside Asia Pacific.

         SECTION 3.03. Sub-contracts, Payments.

         (a) It is contemplated that, during the initial phases of its development of its business, ASI will sub- contract much of each project to be performed by the respective staffs of ALPHA, StoneMedia and/or EPOCH. Any portion of a project which is outside the capabilities of the Shareholders will be properly sub-contracted to third-parties.

         (b) ASI may, and it is contemplated that, ASI will subcontract projects to Affiliates of the Shareholders of ASI; provided however, any such subcontract shall be invalid and without force and effect should (i) such transaction result in any direct or indirect personal gain to any person controlling, controlled by or under common control with any officer, Directors or Shareholder of ASI, or any affiliate thereof, and (ii) such transaction, directly or indirectly, has a material detrimental effect on the business, affairs or prospects of ASI.

         (c) Where staff are seconded to ASI by ALPHA, StoneMedia, or their respective affiliates, ASI shall issue in advance a written service purchase order to the entity providing such staffing, and shall pay and reimburse the entity providing such staffing






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
an amount which is agreed in writing as fair and equitable on an arms length transaction basis.



                                   ARTICLE IV
                                   DIVIDENDS

         SECTION 4.01. Dividends. Unless otherwise agreed by the Board, as set forth in Section 2.03 of the Agreement, the Shareholders agree that no dividends shall be paid to the Shareholders during the first three fiscal years of ASI's operation, and that after the fiscal quarter ending on December 31, 1999, dividends shall be declared and paid in an amount not to exceed 50% of ASI's net after tax profits, as agreed at a Shareholders' meeting.


                                   ARTICLE V
                                  NO DILUTION

         SECTION 5.01. Initial Working Capital. The parties hereby acknowledge that: (a) the working capital requirements of ASI through its first full fiscal year of operations will exceed the initial capitalization to be funded by the Shareholders' subscription payments; (b) that the financial positions and resources of ALPHA and StoneMedia are disparate; and (c) that no financing arrangement or issuance of securities shall be undertaken by ASI or ALPA on behalf of ASI which would serve to dilute, or result in a dilution to, below thirty percent (30%) the interest of StoneMedia in distributions to shareholders of every form and nature, including without limitation distributions through the issuance of securities and payments in kind.


                                   ARTICLE VI
                               TRANSFER OF SHARES

         SECTION 6.01. Limitations. Shares of the Common Stock may not be transferred except as set forth in this Article VI.

         SECTION 6.02. Permitted Transfers. Shares of the Common Stock may be transferred:

         (a) At any time, during the term of this Agreement, by any party to this Agreement to any third party with the consent of the other Shareholder;






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
         (b) At any time, freely and without limitation, from and after the third anniversary of the date of this Agreement;

         (c)  Upon early termination of this Agreement; and

         (d) At any time during the term of this Agreement, from any party to this Agreement to a parent or a wholly- owned subsidiary of such party; provided, however, notwithstanding any such transfer, the transferor shall remain bound by its respective agreements contained in this Agreement.


         SECTION 6.03. Change in Control.

         (a) If at any time while any of ALPHA or StoneMedia owns any shares of ASI any of the following events (each of which is hereinafter referred to in this Section 6.03 as a "FORCED SALE EVENT") occurs to ALPHA or StoneMedia (the one of them to which such event occurs being hereinafter referred to in this
Section 6.03 as the "CHANGED PARTY"), the other party (hereinafter referred to in this Section 6.03 as the "UNCHANGED PARTIES") shall have the option (the "FORCED SALE OPTION"), but not the obligation, of causing the Changed Party to this Agreement (or its successors) to purchase all shares of ASI owned by the Unchanged Party to this Agreement (or its successors) pursuant to subparagraph
(b) of this Section 6.03:

         (i) The Changed Party is merged with and disappears into another corporation;

         (ii)    The Changed Party is consolidated with another corporation;

         (iii) All or substantially all of the assets of the Changed Party are transferred to another person or entity; or

         (iv) Any person shall acquire directly or indirectly the beneficial ownership of more than 50% of the outstanding voting stock of the Changed Party (whether by merger, tender offer, or otherwise). For purposes of the foregoing, the terms "PERSON" shall mean any individual, corporation, partnership, joint venture, association, joint-stock company, limited liability company, trust, unincorporated organization or government or agency or any political subdivision thereof and "BENEFICIAL OWNERSHIP" shall mean ownership by a person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has or shares (1) voting power, which includes the power to vote, or to direct the voting of






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
                 the voting stock and/or (2) investment power, which includes the power to dispose, or to direct the disposition of, such voting stock.

         For purposes of Section 6.03(a), the terms "ANOTHER CORPORATION", "PERSON", and "ENTITY" shall not include a corporation, person or entity which is an affiliate of the Changed Party at the time of the occurrence of the Forced Sale Event and the term "AFFILIATE" shall mean any other corporation, person or entity that, directly or indirectly, controls, is controlled by or is under common control with such Changed Party.

         (b) The Changed Party shall give the Unchanged Party written notice of the occurrence of a Forced Sale Event within twenty days after such occurrence (such notice being hereinafter referred to in this Section 6.03 as the "FORCED SALE EVENT NOTICE"). Thereafter, the Unchanged Party shall have the option to exercise the Forced Sale Option as hereinafter provided by giving written notice (hereinafter referred to as the "FORCED SALE NOTICE") to the Changed Party or its successors) of its exercise of the Forced Sale Option within twenty days after its receipt of the Forced Sale Event Notice. The Forced Sale Notice shall include an offer of the Unchanged Party to sell all shares of ASI owned by the Unchanged Party (or its successors) at a price per share specified therein. The Changed Party must either accept such offer or offer in writing within twenty days after its receipt of the Forced Sale Notice to sell all shares of ASI owned by the Changed Party at a price per share specified in such written offer which is at least 10% lower than the Unchanged Parties' sale offer. This procedure shall continue, with each party having the right to either accept the other party's sale offer or make another sale offer to such other party which is at least 10% lower per share than such other party's last sale offer, until one of the parties either accepts the other party's sale offer or fails to make a lower sale offer as aforesaid within twenty days after receipt of such other party's last sale offer, whereupon the party willing to accept the highest per share sale price offer (the "PURCHASER") shall purchase all shares of ASI owned by such other party (or its successor) (the "SELLER") and the Seller shall sell such shares to the Purchaser for such price per share. Payment for such shares shall be made by certified check or wire transfer within twenty days after it is determined who the Purchaser is against delivery to the Purchaser of the certificates therefor duly endorsed for transfer or accompanied by a duly executed instrument of assignment.

         (c) If the Unchanged Party fails to exercise the Forced Sale Option within the twenty day period provided therefor, no party shall have any right under this Section 6.03 to cause the other party (or its successor) to purchase or sell shares of ASI.






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
         SECTION 6.04.  First Refusal Procedure.

         (a) If any party to this Agreement wishes to sell all or part of its shares in ASI pursuant to Section 6.02 (a) of this Agreement (such party being herein referred to as "SELLING SHAREHOLDER') such Selling Shareholder shall give written notice by registered mail ("FIRST REFUSAL NOTICE") to the other party to this Agreement ("REMAINING SHAREHOLDER"). The First Refusal Notice shall state the Selling Shareholder's intention of transferring its shares and the number of shares to be transferred. The Selling Shareholder, pursuant to the First Refusal Notice, shall offer to sell to the Remaining Shareholders such shares for the Transfer Price (and terms) as set forth in Section 6.05 of this Agreement. Such offer shall be irrevocable for sixty (60) days from the date of the mailing of the First Refusal Notice.

         (b) If the Remaining Shareholder wants to purchase the shares of the Selling Shareholder which have been offered pursuant to the First Refusal Notice, such Remaining Shareholder must notify the Selling Shareholder of its acceptance of the offer by registered mail ("NOTICE OF ACCEPTANCE") on or prior to the expiration of such sixty (60) day period and must make payment of the Transfer Price by international wire transfer within thirty (30) days following the date of the mailing of the Notice of Acceptance.

         (c) Any shares offered pursuant to the First Refusal Notice which have not been purchased and paid for pursuant to Sections 6.04(a) and (b) above within ninety (90) days of the date of the mailing of the First Refusal Notice above may thereafter be sold by the Selling Shareholder at any time within 180 days from the date of the mailing of the First Refusal Notice to any person or persons at a price not less than the Transfer Price and on other terms no less favorable to the Remaining Shareholder than those set forth in the First Refusal Notice. Shares not sold by the Selling Shareholder within such 180 day period shall be subject, thereafter, to the limitations on transferability, including the First Refusal Procedure provisions of this Agreement.

         SECTION 6.05. Third Persons. Notwithstanding anything herein to the contrary, if a Shareholder, after fulfilling all of its other obligations hereunder with respect to a transfer of Shares to a third party, transfers Shares to a third party; the Shares in the hands of such third party shall remain subject to this Agreement and such third party shall signify its consent to be bound by the terms of this Agreement by executing the signature page of this Agreement.


                                  ARTICLE VII
                        TERM OF AGREEMENT - TERMINATION

         SECTION 7.01.  Term of Agreement. This Agreement shall continue to be






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binding upon the parties hereto and shall remain in full force and effect, in accordance with the provisions of this Agreement.

         SECTION 7.02.  Termination of Agreement.   The term of this Agreement
shall terminate upon:

                 (a)  the unanimous written consent of the Shareholders;

                 (b) the registration of the shares of Common Stock on the Stock Exchange of Thailand or any United States national exchange;

                 (c) the dissolution and winding up of the affairs of ASI in accordance with applicable law.

         SECTION 7.03. Force Majeure.

         (a) Termination of this Agreement shall not be permitted during any period that failure to perform any term of this Agreement is caused by occurrences beyond the control of the party in question, including, but without limiting the generality of the foregoing, acts of governmental authorities, local or federal, acts of God strikes, fires, floods, explosions, wars, riots, storms, earthquakes, accidents, acts of public enemy, rebellion, insurrection, sabotage, epidemics, quarantine restrictions, shortages of labor, materials or supplies, failures by contractors or subcontractors, transportation embargoes, or failure or delays in transportation.

         (b) Without prejudice to any other remedies that may then be available, in the event of the causes referred to in this Section 7.03, the parties will cooperate in an effort to agree upon establishment of such alternative arrangements not subject to such failure or delay as will confer upon them benefits comparable in character and substantially equivalent in amount to those intended to be conferred by this Agreement on terms and conditions not materially more burdensome to any party than those herein provided.


                                  ARTICLE VIII
                       ASSIGNMENT OF RIGHTS;  DEVELOPMENT

         SECTION 8.01. Right to Use Development Work. The Technology and work developed ("DEVELOPMENT WORK") by or on behalf of ASI will be made available on an on a fair and equitable, arms-length transaction basis (upon execution of a licensing agreement with respect to such information): (i) to ALPHA for use within Asia Pacific and (ii) StoneMedia for use outside of Asia Pacific.






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                                   ARTICLE IX
                              PROTECTIVE COVENANTS

         SECTION 9.01. Definitions.

         "Competing Business" shall mean a business or venture involving:

                 (a) within Asia Pacific: (i) the deployment of technology or of a network which, directly or indirectly, is in competition with the services provided by ASI on and through the Trans-Asian Network, (ii) the financing, manufacturing, distribution or marketing of products which compete with products incorporating ASI's technology, including the Technology and Development Work; or (iii) a project or venture which engages in "head to head" commercial, competition with a substantially similar project or venture of ASI; and

                 (b) in all parts of the world, other than Asia Pacific, any business in which StoneMedia is engaged, or within the two preceding years was engaged, or pursuant to resolutions or a business plan adopted by StoneMedia, has declared an intent to become engaged.

         "Confidential Information" shall mean:

                 a) Information, data, drawings, computer software and hardware and other records and materials disclosed to or known to any Shareholder or its affiliates as a direct or indirect, consequence of or through its activities with or ownership of the shares of Common Stock, about any Protected Person or ASI's business, methods, business plans, operations, services and products (existing and contemplated), and processes.

                 (b) All information disclosed to any Shareholder, or to which any Shareholder has access during the period of his engagement, for which there is any reasonable basis to believe the information Is confidential or which information appears to be treated by ASI as Confidential Information shall be presumed, which presumption may be rebutted by any Shareholder, to be Confidential Information hereunder.

         "Non-Disclosure Period" shall mean, with respect to each Shareholder, the period commencing as of the date of this Agreement and thereafter for a period of five (5) years following the date that such Shareholder no longer owns any shares of the Common Stock.






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         "Ownership Period" shall mean that period during which a Shareholder or any affiliate of such Shareholder, or any affiliate of an affiliate owns any shares of the Common Stock.

         "Person" shall mean any individual, proprietorship, partnership, corporation, association or other entity.

         "Protected Person" shall mean any Person which at the time of the execution of this Agreement, or within the one (1) year period prior to the date hereof is a Person with whom a Shareholder has conducted business on a regular, frequent and material basis..

         SECTION 9.02  Confidentiality.

                 (a) Each Shareholder acknowledges that such Shareholder, pursuant to this Agreement, will have access to and receive certain Confidential Information. Each Shareholder hereby expressly covenants and agrees that, during the Ownership Period and for a period of five
         (5) years thereafter, it will not use or disclose any Confidential Information, in whole or in part, to any person or entity without the prior written approval of ASI and the other Shareholder.

                 (b) Each Shareholder hereby acknowledges that the Confidential Information is the sole property of ASI and no Shareholder shall acquire any ownership interest therein. In particular, without limiting the generality of the foregoing, each Shareholder agrees to maintain in confidence and not to disclose to any third party, without the prior written consent of ASI and the other Shareholder any information related to: the Technology, Development work, or the Trans-Asian Network, except to the extent such information is or becomes public knowledge or is already known to the party acquiring such information from a source other than a Shareholder's affiliates or advisors.

         SECTION 9.03. Personnel. Each Shareholder recognizes that the staff personnel of such Shareholder and its affiliates, from time to time, will have access to and contact and familiarity with certain proprietary data and market information of the other Shareholder and its affiliates. Each Shareholder agrees to use its best effort and exercise diligence to protect and safeguard the trade secrets and confidential or proprietary information of the other Shareholder and its affiliates. Each Shareholder hereby acknowledges that such trade secrets and confidential or proprietary information shall remain the sole property of the other Shareholder or its affiliate and, unless expressly transferred to ASI, neither ASI nor the other Shareholder shall acquire any ownership interest therein.






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         SECTION 9.04.  Return Of Confidential Information.  Each Shareholder
agrees that immediately following the date, if any, on which such Shareholder cease to own any share of the Common Stock to deliver to ASI Confidential Information in its possession, custody or control, or in the care custody or control of any Affiliate.

         Section 9.05 Protection of Goodwill. Each Shareholder acknowledges that in the course of carrying out, performing, and fulfilling its responsibilities hereunder, such Shareholder will be given access to and be entrusted with Confidential Information relating to ASI's business and Customers and that it will develop, on behalf of ASI, personal acquaintances with Customers and prospective Customers, which acquaintance may constitute ASI's only contact with such persons. Each Shareholder recognizes that (i) the goodwill of ASI depends upon, among other things, its keeping the Confidential Information confidential and that unauthorized disclosure of such Confidential Information would irreparably damage ASI, and (ii) disclosure of any Confidential Information to competitors of ASI or to the media or general public would be highly detrimental to ASI. Each Shareholder further acknowledges that in the course of performing its obligations to ASI, each Shareholder may be, from time to time, both a representative of ASI to many of ASI's Customers, and, in some instances, a representative on behalf of such Customers to others. As such, each Shareholder will be responsible for maintaining or enhancing the business and/or goodwill of ASI with those Customers and of the Customers with others.

         SECTION 9.06. Covenant Not to Compete. During the Ownership Period, except on behalf of ASI, and for a period of five (5) years thereafter no Shareholder shall:

                 (a) Solicit, contact or service any Protected Person which is known to be a Protected Person at the time of the initial contact of such Protected Person by such Shareholder;

                 (b) Give or attempt to give any person or entity assistance with soliciting, contacting or serving any Protected Person;

                 (c)  Engage in any Competing Business;

                 (d) Induce or attempt to induce any Protected Person known to be a Protected Person at the time of the initial contact of such Protected Person by any Shareholder to withdraw, curtail, divert, or cancel its business with ASI or in any manner modify or fail to enter into any actual or potential business relationship with ASI;






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                 (e)  Induce or attempt to induce any employee of ASI or any independent contractor providing services to or behalf of ASI, to terminate his or her employment or other business relationship with ASI; or

                 (f) Become engaged or otherwise associate (for business purposes) with any Person, as an employer, consultant, agent, principal, partner, shareholder (other than through ownership of publicly-traded security of a Person which represents less than one percent (1%) of the outstanding capital stock of such Person), corporate officer, director, investor, financier or in any other individual or representative capacity, by any Person engaged in (as to StoneMedia in Asia Pacific and as to any other Shareholder in any area other than Asia Pacific) a Competing Business.

         Section 9.07. Conflicts of Interests. Each person becoming a Shareholder expressly acknowledges and agrees that it is not presently engaged in and/or holds interests in any undisclosed businesses and/or ventures ("CONFLICTING INTERESTS") which will either directly compete with or give rise to irreconcilable conflicts of interest with the business and interests of ASI.

         If at any time a Shareholder believes that it may be engaged in and/or may hold an interest in any business and/or venture which would directly compete with or give rise to an irreconcilable conflict of interest with the business and interests of ASI, then such Shareholder shall call a meeting of the Board of ASI to inform it of such matters.

         SECTION 9.08. Survival of Covenants. Each covenant set forth in this Article shall survive the termination of this Agreement and shall be construed as an agreement independent of any other provision of this Agreement, and the existence of any claim or cause of action of any Shareholder against ASI or any other Shareholder whether predicated on this Agreement or otherwise shall not constitute a defense to the enforcement by ASI or any other Shareholder of said covenant.

         SECTION 9.09. Remedies. In the event of breach or threatened breach by any Shareholder of any provision of this Article, ASI and any other Shareholder on its behalf and on behalf of ASI shall be entitled to relief by temporary restraining order, temporary injunction, or permanent injunction or otherwise, in addition to other legal and equitable relief to which it may be entitled, including any and all monetary damages which it or ASI may incur as a result of said breach, violation or threatened breach or violation. ASI and any other Shareholder may pursue any remedy available to it concurrently or consecutively in any order as to any breach, violation, or threatened breach or violation, and the pursuit of one of such remedies at any time will not be deemed an election of remedies or waiver of the right to pursue any other of






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such remedies as to such breach, violation, or threatened breach or violation, or as to any other breach, violation, or threatened breach or violation. Existence of any claim or cause of action of any Shareholder against ASI or any other Shareholder, whether predicated on this Agreement or otherwise, will not constitute a defense to the enforcement by ASI or any Shareholder of this provision of the Agreement.

                                   ARTICLE X
                                    GENERAL

         SECTION 10.01. Entire Agreement. This Agreement constitutes the entire Agreement between the parties hereto pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings of the parties in connection therewith.

         SECTION 10.02. Counterparts. This Agreement may be signed in any number of counterparts, all of which are taken together shall constitute one and the same instrument, and any party hereto may execute this Agreement by signing one or more counterparts. One complete set of counterparts shall be lodged with and maintained by ASI.

         SECTION 10.03. Notices, All notices required under this Agreement shall be in writing and shall be deemed to have been duly given upon the delivery thereof by Federal Express, Airborne Express or such other similarly recognized courier service employing an electronic tracking system, to the following address:

         (a)     If to ALPHA, to;

                 Alpha CommSat Co., Ltd.
                 142  Sukhumvit Rd., 23rd Floor
                 Bangkok 10110
                 Attention:  Chief Executive Officer
                 Fax:  011-662-653-2287

                 With a copy to:

                 Hunton & Williams
                 200 Park Ave., 43rd Floor
                 New York, New York 10166
                 Attn: Edmond P.  Murphy, Esq.
                 Fax:  212-309-1100






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         (b)     If to StoneMedia, to:

                 StoneMedia Corporation
                 634 Preston Royal, Suite 214
                 Dallas, Texas 75230
                 Attn: Chief Operating Officer
                 Fax: 214-361-4004

                 With a copy to:

                 James J.  Panipinto, Esq.
                 Bennett, Weston & Panipinto
                 10670 N.  Central Expwy.
                 Dallas, Texas 75231
                 Fax: 214-373-6810

In case of change of address of any of the parties hereto, such party shall notify the other party of such change in the manner specified above.

         SECTION 10.04.  Governing Law.    All questions relating to the
validity, construction or performance of this Agreement shall be governed by the laws of the Kingdom of Thailand.

         SECTION 10.05. Arbitration.

         (a) It is mutually understood and agreed that all disagreements, disputes and/or claims arising in connection with this Agreement shall be fairly settled under the Rules of Conciliation and Arbitration of the International Chamber of Commerce ("ICC") by three arbitrators (unless a single arbitrator is unanimously agreed to by the parties) appointed in accordance with said rules.

         (b) Arbitration proceedings hereunder shall be conducted in the English language in The Netherlands, unless otherwise agreed by the Shareholders.

         (c) Section 10.04 hereof shall govern the law to be applied with respect to any such dispute.

         (d) With respect to arbitration or litigation, reasonable attorneys' fees, arbitration costs and court costs shall be awarded to the prevailing party.

         (e) Prior to requesting arbitration hereunder, the parties agree to attempt, in good faith, to resolve any dispute in accordance with the Rules of Optional Conciliation of the ICC. Any such conciliation proceedings shall be held in the English language in






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The Netherlands, unless otherwise agreed by the Shareholders.  With respect to such conciliation proceeding, reasonable attorneys' fees, arbitration costs and court costs shall be awarded to the prevailing party.

         (f) Prior to requesting conciliation hereunder, an offended party hereunder shall notify the offending party of the alleged breach of this agreement. In such case the parties agree to exercise their best, good faith efforts to resolve such disagreement. If such dispute shall not be resolved within a timely period, the offended party shall give the offending party notice that it has thirty (30) days to submit a plan to the offended party to resolve the dispute. The parties shall then attempt to agree upon such a plan, and if an agreeable plan is thereafter reached shall immediately implement such plan. If the parties fail to agree upon a plan or fail to implement such plan as agreed upon, then one or both of the parties shall immediately be entitled to seek conciliation and arbitration as set forth in this Section 10.05.

         (g) Nothing in this Section 10.05 is intended to preclude the parties from seeking relief in a proper forum under conditions which require intervention to address an emergency situation where time is of the essence. Notwithstanding, a party seeking relief under this provision shall bear the costs and expenses of the other party having to defend such an action if the forum ultimately concludes that the action was sought in bad faith.

         SECTION 10.06. Amendment and Waivers. This Agreement may be amended, and compliance with any provision herein may be waived, only by a written agreement duly executed and delivered by and among all Shareholders.

         SECTION 10.07. Non-Waiver. The waiver, express or implied, by any Shareholder of any right hereunder or of any failure to perform or breach hereof of any other Shareholder, shall not constitute or be deemed a waiver of any other right hereunder or of any other failure to perform or breach hereof by the same or by any other Shareholder, whether of a similar or dissimilar nature thereof.

         SECTION 10.08. Survival of Rights, Duties and Obligations.
Termination of this Agreement for any cause shall not release any party from any liability which at the time of termination had already accrued to any other party or which thereafter may accrue in respect of any act or omission prior to such termination.

         SECTION 10.09. Further Assurances. Each of the parties hereto shall, upon request of the other party, take such further action and execute, acknowledge and deliver all such instruments, of further assurance as may be necessary to carry out the provisions of this Agreement.






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         SECTION 10.10. Legend on Certificates.  To insure implementation of the restrictions on the transfer of the Common Stock contained in this Agreement, each certificate representing Common Stock which shall be issued by ASI shall bear the following legend:

         The sale, assignment, transfer, pledge or hypothecation of the securities represented by this certificate is restricted by and subject to the provisions of a shareholders agreement, dated as of ______________________, 1996, which is on file at the offices of ASI and a copy of which will be furnished to any shareholder upon request and without charge.

         SECTION 10.11. Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall be ineffective, as to such jurisdiction, to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

         SECTION 10.12. Assignment. Neither Shareholder may assign this Agreement, or any interest herein, without the prior written consent of the other party to this Agreement.

         SECTION 10.13. Cooperation Regarding Listing. All parties shall use their best efforts to conform with the rules and regulations of the Securities and Exchange Commission ("SEC") and the Stock Exchange of Thailand ("SET") in order to list ASI on the SET if the Board determines to have ASI listed on the SET.

         SECTION 10.14. Expenses. All expenses incurred in connection with the preparation of this Agreement and the incorporation and organization of ASI (including financial advisory, legal and accounting) shall be :

         (i)     paid by ASI if ASI, is incorporated; and

         (ii) paid by the Shareholders, in accordance with the share holdings of ASI set forth in Article 1 of this Agreement.

         SECTION 10.15. Appointment of Auditors. The auditors of ASI shall be appointed by the Board in accordance with applicable law.


[SIGNATURE PAGE FOLLOWS]



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         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective duly authorized representatives, as of the day and year first above written,


ALPHA COMMSAT CO., LTD.                 STONE MEDIA CORPORATION




By: /s/ TARWORN YAOWAKUN                By: ELBERT G. TINDELL
    ---------------------------------       ---------------------------------
Name: Tarworn Yaowakun                  Name: Elbert G. Tindell
Title: President                        Title: Chief Executive Officer





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